UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ING INVESTORS TRUST; ING VARIABLE PORTFOLIOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Variable Contract Owner/Plan Participant:

You have recently received a Voting Instruction Card and Proxy Statement/Prospectus describing a proposed reorganization of your portfolio into a surviving portfolio.  A substantial percentage of previously mailed Voting Instruction Cards did not properly reflect certain shareholder information necessary to validate votes cast on this proposal.  As a result, we are asking all Shareholders to vote using the enclosed Voting Instruction Card.  Votes cast prior to receipt of this letter cannot be accepted and you will need to vote again if you voted previously (regardless of how the votes were cast).

There are 3 easy ways to vote:

Vote by phone: Call toll-free 1-888-221-0697 and follow the recorded instructions.

Vote on the internet: Log on to Proxyweb.com and follow the on-line directions.

Vote by mail: Check the appropriate boxes on the reverse side of the enclosed Voting Instruction Card, sign and date the Voting Instruction Card and return in the envelope provided.  Please note: votes cast on the previously mailed Voting Instruction Card cannot be accepted.  To vote by mail, you must use the Voting Instruction Card enclosed in this mailing.  If you vote via phone or the Internet, you do not need to return your Voting Instruction Card.

Your vote is important regardless of the number of shares attributable to your Variable Contract and/or Qualified Plan.  The portfolio is permitted to adjourn the Shareholder Meeting for any reason. In order to allow additional time to solicit shareholder votes, the portfolio’s management currently anticipates adjourning the Shareholder Meeting.  However, to avoid the added cost of follow-up solicitations and possible additional adjournments, please take a few minutes to read the Proxy Statement/Prospectus and provide voting instructions.  It is important that your voting instructions be received no later than July 20, 2009.  We appreciate your participation and prompt response in this matter and thank you for your continued support.